UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2025

MOBIQUITY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	001-41117	11-3427886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

35 Torrington Lane Shoreham, New York	11786
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 246-9422

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On June 30, 2025, the Company entered into a Purchase Agreement (the “ELOC Purchase Agreement”) with ClearThink Capital Partners, LLC (“ClearThink”). Pursuant to the STRATA Purchase Agreement(“STRATA”), ClearThink has agreed to purchase from the Company, from time to time upon delivery by the Company to ClearThink of request notices (each a “Request Notice”), and subject to the other terms and conditions set forth in the ELOC Purchase Agreement, up to an aggregate of $4,000,000 of the Company’s Common Stock. The purchase price of the shares of Common Stock to be purchased under the STRATA will be equal to 91% of the three lowest daily VWAPs during a valuation period of eight trading days, beginning seven trading days preceding the draw down or put notice to one trading day commencing on the first trading day following delivery and clearing of the delivered shares. Each purchase under the STRATA will be in a minimum amount of $25,000 and a maximum amount equal to the lesser of (i) $1,000,000 and (ii) 400% of the average daily trading value of the Common Stock over the ten days preceding the Request Notice date. In addition, pursuant to the STRATA, the Company agreed to issue to ClearThink 100,000 restricted shares of the Company’s Common Stock as a “Commitment Fee”. The STRATA has a maturity date of 24 months from Commencement Date as defined in the STRATA. The issuance of shares to ClearThink are subject to a beneficial ownership limitation so that in no event will shares be issued which would result in ClearThink beneficially owning, together with its affiliates, more than 9.99% of the Company’s outstanding shares of Common Stock.

The Company may not deliver to ClearThink a Request Notice if we are in default. Events of default include:

(a) the effectiveness of a registration statement registering the resale of the Securities lapses for any reason for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period, with certain exceptions;

(b) the suspension of the Common Stock from trading on the principal market for a period of one (1) business day, provided that the Company may not direct ClearThink to purchase any shares of Common Stock during any such suspension;

(c) the delisting of the Common Stock from the OTCQB, provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American (or nationally recognized successor to any of the foregoing);

(d) if the exchange cap is reached unless and until stockholder approval is obtained, in connection with trading on an Exchange;

(e) the failure for any reason by the transfer agent to issue shares to ClearThink within three (3) business days after the applicable purchase date on which ClearThink is entitled to receive such shares;

(f) the Company breaches any representation, warranty, covenant or other term or condition under any of their transaction documents with ClearThink;

(g) if any person commences a proceeding against the Company pursuant to or within the meaning of any bankruptcy law or if the Company commences a proceeding within the meaning of any bankruptcy law;

(h) if at any time the Company is not eligible to transfer its Common Stock electronically as DWAC shares.

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The STRATA terminates as follows:

(a) If pursuant to or within the meaning of any bankruptcy law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, any of which would be an event of default, and shall automatically terminate without any liability or payment to the Company without further action or notice by any person;

(b) In the event that the commencement of the STRATA shall not have occurred on or before December 31, 2025;

(c) for any reason or for no reason by delivering notice to ClearThink electing to terminate or on the Maturity Date; or

(d) automatically on the date that the Company sells and ClearThink purchases the full available amount under the STRATA.

ClearThink, its agents, representatives or affiliates, will not in any manner whatsoever, enter into or effect directly or indirectly, any (i) “short sale” of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

It is possible that we may not have access to the full amount available to us under the STRATA. We have also indemnified ClearThink pursuant to the STRATA.

In connection with the STRATA, the Company entered into a Registration Rights Agreement with ClearThink under which the Company agreed to file a registration statement with the Securities and Exchange Commission covering the shares of Common Stock issuable under the STRATA.

On June 30, 2025, the Company and ClearThink also entered into a Securities Purchase Agreement (the “SPA”) under which ClearThink has agreed to purchase from the Company an aggregate of 250,000 shares of the Company’s restricted Common Stock for a total purchase price of $250,000 in two closings. The first closing occurred on the execution date of the SPA with funding which occurred on July 1, 2025, and the second closing shall be within five days of the filing of the initial registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 9, 2025	MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean L. Julia
Dean L. Julia, Chief Executive Officer

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